Exhibit (d)(3)(xvi)

AMENDMENT NO. 10 TO

PROFUNDS MONEY MARKET FUND MINIMUM YIELD AGREEMENT

This amendment No. 10 (“ Amendment” ) to the Money Market Fund Minimum Yield Agreement made as of May 1, 2009, by and between each of ProFunds, on behalf of Government Money  Market  ProFund and  ProFund  VP Government  Money  Market, and ProFund  Advisors  LLC (the “Agreement”), is entered  into as of this 5th day of March 2019.

This Amendment is entered into to modify the Agreement as follows:

1.  The Agreement shall renew for the additional one-year period of May 1, 2019 through April 30, 2020.

2.      Except as expressly modified by this Amendment, the terms of the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date set forth above.

Accepted by:

PROFUND ADVISORS LLC,			PROFUNDS,
a Maryland limited liability company			a Delaware statutory trust

By	/s/ Michael L. Sapir	By	/s/ Todd B. Johnson
	Michael L. Sapir		Todd B. Johnson
	Chief Executive Officer		President